20

                                  SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the  Registrant   x
Filed by a Party other than the  Registrant
Check the appropriate box:

  Preliminary Proxy Statement
  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2) x Definitive Proxy Statement
  Definitive Additional Materials
  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                            GP STRATEGIES CORPORATION
                (Name of Registrant as Specified In Its Charter)

     Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

x No fee required

  Fee  computed on table below per  Exchange  Act Rules  14a-6(i)(1)  and 0-11.
  (1) Title of each class of securities to which transaction applies:

  (2)  Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


  (4)  Proposed maximum aggregate value of transaction:

  (5)  Total fee paid:

  Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1)   Amount Previously Paid:

  (2)   Form, Schedule or Registration Statement No.:

  (3)   Filing Party:

  (4)   Date Filed:

                            GP STRATEGIES CORPORATION
                               9 West 57th Street
                                   Suite 4170
                            New York, New York 10019

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            To Be Held June 10, 1998

To The Stockholders:

    The Annual Meeting of Stockholders of GP Strategies Corporation (the "Company") will be held in the Whitney Room of the Hotel Inter-Continental New York, 111 East 48th Street, New York, New York on the 10th day of June 1998, at 2:45 p.m. local time, for the following purposes:

    1. To elect ten Directors to serve until the next Annual Meeting and until their respective successors are elected and qualify.

    2. To transact such other business as may properly come before the meeting or any adjournment thereof.

    Only stockholders of record as of the close of business on April 24, 1998 are entitled to receive notice of and to vote at the meeting. A list of such stockholders shall be open to the examination of any stockholder during ordinary business hours, for a period of ten days prior to the meeting, at the principal executive offices of the Company, 9 West 57th Street, Suite 4170, New York, New York.

                                            By Order of the Board of Directors

                                            Lydia M. DeSantis
                                            Secretary

New York, New York
April 30, 1998

    If you do not expect to be present at the meeting, please fill in, date and sign the enclosed Proxy and return it promptly in the enclosed return envelope.

                            GP STRATEGIES CORPORATION
                               9 West 57th Street
                                   Suite 4170
                            New York, New York 10019

                                 ---------------
                                                            New York, New York
                                                                April 30, 1998

                                 PROXY STATEMENT

    The accompanying Proxy is solicited by and on behalf of the Board of Directors of GP Strategies Corporation, a Delaware corporation the ("Company"), for use only at the Annual Meeting of Stockholders to be held in the Whitney Room of the Hotel Inter-Continental New York, 111 East 48th Street, New York, New York on the 10th day of June, 1998 at 2:45 p.m., local time, and at any adjournments thereof. The approximate date on which this Proxy Statement and the accompanying Proxy were first given or sent to security holders was April 30, 1998.

    Each Proxy executed and returned by a stockholder may be revoked at any time thereafter, by written notice to that effect to the Company, attention of the Secretary, prior to the Annual Meeting, or to the Chairman, or the Inspectors of Election, at the Annual Meeting, or by the execution and return of a later-dated Proxy, except as to any matter voted upon prior to such revocation.

    The Proxies in the accompanying form will be voted in accordance with the specifications made and where no specifications are given, such Proxies will be voted FOR the ten nominees for election as directors named herein. In the discretion of the proxy holders, the Proxies will also be voted FOR or AGAINST such other matters as may properly come before the meeting. The management of the Company is not aware that any other matters are to be presented for action at the meeting. Although it is intended that the Proxies will be voted for the nominees named herein, the holders of the Proxies reserve discretion to cast votes for individuals other than such nominees in the event of the unavailability of any such nominee. The Company has no reason to believe that any of the nominees will become unavailable for election. The Proxies may not be voted for a greater number of persons than the number of nominees named. The election of directors will be determined by a plurality of the votes of the shares of Common Stock and Class B Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Accordingly, in the case of shares that are present or represented at the Annual Meeting for quorum purposes, not voting such shares for a particular nominee for director, including by withholding authority on the Proxy, will not operate to prevent the election of such nominee if he or she otherwise receives a plurality of the votes.

                                VOTING SECURITIES

    The Board of Directors has fixed the close of business on April 24, 1998 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting. The issued and outstanding stock of the Company on April 24, 1998 consisted of 10,770,762 shares of Common Stock, each entitled to one vote, and 62,500 shares of Class B Stock, each entitled to ten votes. A quorum of the stockholders is constituted by the presence, in person or by proxy, of holders of record of Common Stock and Class B Stock, representing a majority of the number of votes entitled to be cast. The only difference in the rights of the holders of Common Stock and the rights of holders of Class B Stock is that the former class has one vote per share and the latter class has ten votes per share. The Class B Stock is convertible at any time into shares of Common Stock on a share for share basis at the option of the holders thereof.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth the number of shares of Common Stock and Class B Stock beneficially owned as of March 31, 1998, by each person who is known by the Company to own beneficially more than 5% of the Company's outstanding Common Stock or Class B Stock.


                          Name and Address               Amount and Nature of
Title of                    of Beneficial                   Beneficial                    Percent
  Class                        Owners                        Ownership                   of Class (1)
--------                -------------------              ---------------                 ------------

Class B Stock           Jerome I. Feldman                387,400 shares(2)(3)(4)            50.00%(5)(6)
                        c/o GP Strategies
                        Corporation
                        9 West 57th Street
                        Suite 4170
                        New York, NY 10019

Class B Stock           Martin M. Pollak                 387,400 shares(2)(3)(4)            50.00%(5)(6)
                        c/o GP Strategies
                        Corporation
                        9 West 57th Street
                        Suite 4170
                        New York, NY 10019

Common Stock            Dimensional Fund Advisors        546,625 shares(7)                   5.11%
                        1299 Ocean Avenue
                        Santa Monica, CA 90401
----------

(1) The percentage of class calculation assumes for each beneficial owner that all of the options are exercised in full only by the named beneficial owner and that no other options are deemed to be exercised by any other stockholder.

(2) Includes 356,150 shares each of Class B Stock issuable upon exercise of currently exercisable stock options held by each of Messrs. Feldman and Pollak.

(3) For information with respect to the shares of Common Stock beneficially owned by Messrs. Feldman and Pollak, see "Security Ownership of Directors and Named Executive Officers."

(4) On March 26, 1986, Mr. Feldman and Mr. Pollak entered into an agreement (i) granting each other the right of first refusal over the sale or hypothecation of the Class B Stock and options to purchase Class B Stock now owned or subsequently acquired by each of them and (ii) in the event of the death of either of them granting the survivor a right of first refusal over the sale or hypothecation of the Class B Stock or options to acquire shares of Class B Stock held by the estate of the decedent. The aforesaid right of first refusal is for the duration of the life of the survivor of Mr. Feldman or Mr. Pollak.

(5) Percentage could increase up to approximately 92.5% if either individual exercised all of his stock options and the other individual did not exercise any.

(6) Based upon the Common Stock and Class B Stock of the Company outstanding at March 31, 1998, Mr. Feldman and Mr. Pollak controlled in the aggregate approximately 6.8% of the voting power of all voting securities of the Company. This percentage for Mr. Feldman and Mr. Pollak would increase to approximately 42.8% if they exercised all of the currently exercisable stock options to purchase shares of the Common Stock and Class B Stock of the Company held by them.

(7) Based on a Schedule 13G filed by Dimensional Fund Advisors Inc. ("Dimensional") with the Securities and Exchange Commission. Dimensional has informed the Company that the shares reported on the 13G are owned by advisory clients of Dimensional and that Dimensional disclaims beneficial ownership of such shares.

          SECURITY OWNERSHIP OF DIRECTORS AND NAMED EXECUTIVE OFFICERS

The following table sets forth, as of March 31, 1998, beneficial ownership of shares of Common Stock and Class B Stock of the Company and its subsidiary by each director, each of the named executive officers and all directors and executive officers as a group.

                                     TOTAL NUMBER OF                         TOTAL NUMBER OF
                                        SHARES OF                           SHARES OF CLASS B
                                       COMMON STOCK         PERCENT OF     STOCK BENEFICIALLY     PERCENT OF
                                       BENEFICIALLY      COMMON STOCK(1)          OWNED            CLASS B
              NAME                        OWNED                                                    STOCK(1)

Jerome I. Feldman(2)(3)                 402,567(4)           3.66(5)           387,400(5)            92.5(5)
Martin M. Pollak(2)(3)                  405,005(6)           3.68(5)           387,400(5)            92.5(5)
Scott N. Greenberg(2)                    66,907(7)              *                49,950(7)           44.4
Sheldon L. Glashow(8)                    4,095(9)               *                   -                 -
Roald Hoffmann(8)                       15,360(9)               *                   -                 -
Bernard M. Kauderer                      4,095(9)               *                   -                 -
John C. McAuliffe                       22,696(9)(10)           *                   -                 -
Ogden R. Reid(8)                        11,910(9)               *                   -                 -
Herbert R. Silverman(3)                 10,910(9)               *                   -                 -
Gordon Smale(3)                          4,000(9)               *                   -                 -
Lawrence M. Gordon                       48,032(9)              *                   -                 -
Directors and Executive
Officers as a Group
(12 persons)                            999,577(9)            8.68              824,750            100.00

* The number of shares owned is less than one percent of the outstanding shares.

(1) The percentage of class calculation assumes for each beneficial owner that all of the options are exercised in full only by the named beneficial owner and that no other options are deemed to be exercised by any other stockholder.

(2) Member of the Executive Committee.

(3) Member of the Compensation Committee.

(4) Includes (i) 67,977 shares of Common Stock beneficially owned by Mr. Feldman (ii) 333,417 shares of Common Stock issuable upon exercise of currently exercisable stock options held by Mr. Feldman, and (iii) 1,173 shares of Common Stock held by members of his family. Mr. Feldman disclaims beneficial ownership of the 1,173 shares of Common Stock held by members of his family.

(5) For information with respect to the shares of Class B Stock beneficially owned by Messrs. Feldman and Pollak, see footnotes 2, 5 and 6 to "Principal Stockholders Table."

(6)  Includes (i) 61,718 shares of Common Stock beneficially owned by Mr. Pollak
     (ii) 335,917 shares of Common Stock issuable upon exercise of currently exercisable stock options held by Mr. Pollak, (iii) 5,752 shares of Common Stock held by his wife, and (iv) 1,618 shares of Common Stock for a foundation of which Mr. Pollak is a trustee. Mr. Pollak disclaims beneficial ownership of the 5,752 shares of Common Stock held by his wife and the 1,618 shares held by the foundation.

(7) Includes (i) 6,032 shares of Common Stock beneficially owned by Mr. Greenberg (ii) 60,875 shares of Common Stock issuable upon exercise of currently exercisable stock options held by Mr. Greenberg, and (iii) 49,950 shares of Class B Stock issuable upon exercise of currently exercisable stock options held by Mr. Greenberg.

(8) Member of the Audit Committee.

(9) Includes (i) 450 shares for Roald Hoffmann, 3,477 shares for John C. McAuliffe, 250 shares for Ogden R. Reid, 1,250 shares for Herbert R.
     Silverman, 95 shares for Bernard M. Kauderer, 95 shares for Sheldon L. Glashow, 2,007 shares for Lawrence M. Gordon and 143,351 shares for all directors and executive officers as a group, and (ii) 14,910 shares for Roald Hoffmann, 16,000 shares for John C. McAuliffe, 11,660 shares for
     Ogden R. Reid, 9,660 shares for Herbert A. Silverman, 4,000 shares for Bernard M. Kauderer, 4,000 shares for Sheldon L. Glashow, 4,000 shares for Gordon Smale, 46,025 shares for Lawrence M. Gordon and 844,464 shares for all directors and executive officers, issuable upon exercise of currently exercisable stock options.

(10) Includes 3,219 shares of Common Stock allocated to Mr. McAuliffe's account pursuant to the provisions of the General Physics Corporation Profit Investment Plan.

     As of March 31, 1998 the Company owned 2,842,300 shares of SGLG, Inc. ("SGLG") common stock, constituting approximately 92% of the outstanding shares. In addition, Mr. Pollak owns 1,000 shares of SGLG common stock.

                              ELECTION OF DIRECTORS

    Ten directors will be elected at the meeting to hold office until the next Annual Meeting of Stockholders and until their respective successors are elected and qualify. The Proxies solicited by this proxy statement may not be voted for a greater number of persons than the number of nominees named. It is intended that these Proxies will be voted for the following nominees, but the holders of these Proxies reserve discretion to cast votes for individuals other than the nominees for director named below in the event of the unavailability of any such nominee. The Company has no reason to believe that any of the nominees will become unavailable for election. Set forth below are the names of the nominees, the principal occupation of each, the year in which first elected a director of the Company and certain other information concerning each of the nominees.

    Jerome I. Feldman is founder of, and since 1959, has been President and Chief Executive Officer and a Director of the Company. He has been a Director of Interferon Sciences, Inc. ("Interferon") since 1981 and was Chairman of the Executive Committee from 1981 to 1996; a Director from 1981 to 1996 and Chairman of the Board from 1985 to 1995 of GTS Duratek Inc., ("Duratek"); a Director since 1987, Chairman of the Executive Committee since 1988 and Chief Executive Officer since 1994 of General Physics Corporation ("GPC"), a training company which provides performance improvement services to Fortune 500 companies and commercial and governmental clients, and a Director of GSE Systems, Inc., ("GSE") since 1994 and Chairman of the Board of GSE since April 1997. Mr. Feldman is also a Trustee of the New England Colleges Fund. Age 69

    Martin M. Pollak is founder of, and since 1959, has been Executive Vice President, Treasurer and a Director of the Company. He has been a Director of Interferon since 1981 and was Chairman of the Board from 1981 to 1996; a Director of Duratek from 1983 to 1996 and Chairman of the Executive Committee from 1985 to 1995; a Director of GPC since 1987 and Chairman of the Board since 1988; President, Chief Executive Officer and a director of American Drug Company ("ADC"), which provides consulting services to Western companies doing business in Russia and Eastern Europe, since 1994; and a director of GSE since 1994. Mr. Pollak is the former Chairman of the Czech and Slovak United States Economic Council and a trustee of the Board of Trustees of the Worcester Foundation for Experimental Biology, and was a Director of Brandon Systems Corporation from 1986 to 1996. Age 70

    Scott N. Greenberg has been a Director of the Company since 1987, Vice President and Chief Financial Officer since 1989 and Vice President, Finance from 1985. He has been a Director of GPC since 1987; Chief Financial Officer of ADC since 1994, a Director of Interferon since 1996, and from 1991 to 1995, was a Director of Duratek. Age 41

    Sheldon L. Glashow, Ph.D. has been a Director of the Company since June 1997. Dr. Glashow is the Higgins Professor of Physics and the Mellon Professor of the Sciences at Harvard University. He was the recipient of the Nobel Prize in Physics in 1971. He has been a director of Interferon since 1991; a director of GSE since 1995. He had been a director of GPC from 1986 to 1997; a director of CalCol, Inc. from 1994 to 1996 and a director of Duratek from 1985 to 1995. Dr. Glashow is a foreign member of the Russian Academy of Sciences. Age 65

    Roald Hoffmann, Ph.D. has been a Director of the Company since 1988 and a Director of Interferon since 1991. He has been a John Newman Professor of Physical Science at Cornell University since 1974. Dr. Hoffmann is a member of the National Academy of Sciences and the American Academy of Arts and Sciences. In 1981, he shared the Nobel Prize in Chemistry with Dr. Kenichi Fukui. Age 60

    Bernard M. Kauderer has been a Director of the Company since June 1997. He retired from the United States Navy in 1986 as Vice Admiral. He was Former

Commander, Submarine Force, United States Atlantic and Pacific Fleets and a consultant to industry and government since 1986. He had been a director of GPC from 1988 to 1997. Age 66

    John C. McAuliffe has been a Director of the Company since June 1997. He has been a Director of GPC since 1994; President since February 1997, Executive Vice President and Chief Operating Officer from 1994 to February 1997; Senior Vice President from 1993 to 1994; Chief Financial Officer and Treasurer since 1992; Vice President, Finance from 1991 to 1993. Age 39

    Ogden R. Reid has been a Director of the Company since 1979. He had been a Director of Interferon from 1982 to 1996; a Director of GPC from 1988 to 1997, and Vice Chairman of the Board of Duratek from 1991 to 1995. Mr. Reid had been Editor and Publisher of the New York Herald Tribune and of its International Edition; United States Ambassador to Israel; a six-term member of the United States Congress and a New York State Environmental Commissioner. Age 72

    Gordon Smale has been a Director of the Company since June 1997. He has been President and a director of Atlantic Oil Corporation since 1970; President of Atmic, Inc. since 1983; Chairman of the Board of CamWest Inc. since 1992; Chairman of the Board of Stephens Energy International since 1996. He had been a director of GPC from 1995 to 1997 and President of Red Cedar Gathering Company from 1995 to 1997. Age 66

    Herbert R. Silverman has been a Director of the Company since 1994. Since 1975 he has been a Senior Advisor to Bank Julius Baer (New York), Zurich, Switzerland, Chairman of the Executive Committee of Baer American Banking Corporation since 1976 and was a member of the Board of Directors of Partners Funds, Inc. and Focus Fund, both of which are mutual stock funds managed by Neuberger & Berman from 1965 to April 1997. He is Honorary Vice Chairman of the New York University Board of Trustees and a life trustee of New York University and New York University Medical Center. Age 80

Board of Directors

    The Board of Directors has the responsibility for establishing broad corporate policies and for the overall performance of the Company, although it is not involved in day-to-day operating details. Members of the Board are kept informed of the Company's business by various reports and documents sent to them as well as by operating and financial reports made at Board and Committee meetings. The Board held four meetings in 1997. All of the directors attended at least 75% of the meetings of the Board, except for Roald Hoffmann and Herbert R. Silverman. All of the Directors attended the meetings of the Committees on which they served.

Directors Compensation

    Directors who are not employees of the Company or its subsidiaries receive an annual fee of $5,000, payable quarterly, and $1,000 for each meeting of the Board of Directors attended, but do not receive any additional compensation for service on committees of the Board of Directors. Officers of the Company or its subsidiaries do not receive additional compensation for serving as directors.

Executive Committee

    The Executive Committee, consisting of Jerome I. Feldman, Martin M. Pollak and Scott N. Greenberg, meets on call and has authority to act on most matters during the intervals between Board meetings. The committee formally acted twenty-four times in 1997 through unanimous written consent.

Audit Committee

    The Audit Committee reviews the internal controls of the Company and the objectivity of its financial reporting. It meets with appropriate Company financial personnel and the Company's independent certified public accountants in connection with these reviews. This committee recommends to the Board the appointment of the independent certified public accountants to serve as auditors for the following year in examining the books and records of the Company. This Committee met once in 1997. The Audit Committee currently consists of Ogden R. Reid, Roald Hoffmann and Sheldon L. Glashow.

Compensation Committee

    The Compensation Committee, currently consisting of Jerome I. Feldman, Martin M. Pollak, Herbert R. Silverman and Gordon Smale, meets on call and has the authority to act with respect to the compensation of officers and the grant of options to officers and employees of the Company. In 1997, the Compensation Committee held one meeting and formally acted once through unanimous written consent.

                             EXECUTIVE COMPENSATION

    The following table and notes present the compensation paid by the Company and subsidiaries to its President and Chief Executive Officer and the Company's most highly compensated executive officers.


                           SUMMARY COMPENSATION TABLE


                                                                  Annual                   Long Term
                                                               Compensation              Compensation           All Other
                                                          Salary           Bonus         Stock/Options       Compensation
Name and Principal Position           Year                  ($)             ($)           (# Shares)              ($)
---------------------------           ----                  ---             ---           ----------              ---

Jerome I. Feldman                     1997            336,008         135,950(1)        125,000(2)            181,379(3)
  President and Chief                 1996            321,805               -           244,667(4)             35,433(5)
  Executive Officer                   1995            334,376(6)      161,250(7)        231,250(8)             33,910(9)

Martin M. Pollak                      1997            300,000(10)     135,950(1)        125,000(2)            193,717(3)
  Executive Vice President            1996            287,510(10)                       247,167(4)             38,061(5)
  and Treasurer                       1995            326,202(6)(10)  161,250(7)        231,250(8)             36,240(9)

Scott N. Greenberg                    1997            218,112          51,570(11)        87,125(2)             78,116(12)
  Vice President and                  1996            209,315         114,375(7)         78,750(13)             4,316(14)
  Chief Financial Officer             1995            260,791          77,500(7)         30,000                 4,028(14)

Lawrence M. Gordon                    1997            135,754(15)           -            51,525(2)             74,418(12)
  General Counsel                     1996             99,457(15)     114,375(7)          4,500                 4,418(14)
                                      1995            233,205(15)     149,375(7)         25,000                 4,418(14)

John C. McAuliffe                     1997            200,979(16)      75,000(17)        60,000(2)            105,920(18)
  President, General Physics          1996            172,750(16)           -                 -                 4,287(19)
  Corporation                         1995            148,756(16)           -            10,000(2)              4,078(19)


(1) Includes $50,000 as a bonus from GPC for services rendered to GPC and $85,950 in shares of Interferon common stock, deferred at the election of the Messrs. Feldman and Pollak from 1996 to 1997, for services rendered to Interferon.

(2) Consists of options to purchase shares of Common Stock pursuant to the Company's 1973 Non-Qualified Stock Option Plan, as amended (the "Plan").

(3) Includes for Messrs. Feldman and Pollak $147,000 in cash and Common Stock in connection with the merger of the Company and GPC (the "Merger"); $11,340 from Group Term Life Insurance paid by the Company; $3,800 as a matching contribution by the Company to the 401(k) Savings Plan, and $19,239 for Mr. Feldman and $22,613 for Mr. Pollak for the split dollar value of the insurance premium paid by the Company.

(4) Includes options to purchase 150,000 shares of Class B Stock granted pursuant to the Employment Agreements and options to purchase an aggregate of 94,667 and 97,167 shares of Common Stock for Messrs. Feldman and Pollak, respectively.

(5) Includes for Messrs. Feldman and Pollak $3,500 as a matching contribution by the Company to the 401(k) Savings Plan, $11,340 for Group Term Life Insurance paid by the Company and $20,593 and $23,221 for the split dollar value of the insurance premium paid by the Company for the benefit of Messrs. Feldman and Pollak, respectively.

(6)    Includes $20,000 received from GPC for services rendered to GPC.

(7) Bonus was received in shares of common stock of GTS Duratek, Inc. ("Duratek") from holdings of the Company's shares of Duratek common stock.

(8) Includes options to purchase 62,500 shares of Common Stock and 62,500 shares of Class B Stock, granted pursuant to the terms of the Employment Agreement dated as of May 19, 1995 and 106,250 pursuant to the Company's Plan.

(9) Includes $3,500 as a matching contribution by the Company to the 401(k) Savings Plan, $11,340 for Group Term Life Insurance paid by the Company, and $19,070 and $21,400 for the split dollar value of the insurance premium paid by the Company for the benefit of Messrs. Feldman and Pollak, respectively.

(10) $150,000 of Mr. Pollak's compensation was paid by American Drug Company ("ADC") for his devoting a portion of his working hours to ADC.

(11) Bonus received from Interferon for services rendered to Interferon, deferred at the election of Mr. Greenberg from 1996 to 1997.

(12) Includes for Messrs. Greenberg and Gordon $73,500 in cash and Common Stock in connection with the Merger; $3,800 as a matching contribution made by the Company to the 401(k) Savings Plan, and $816 and $918 for Group Term Life Insurance paid by the Company for Messrs. Greenberg and Gordon, respectively.

(13) Includes options to purchase 75,000 shares of Class B Stock and 3,750 shares of Common Stock.

(14) Includes for Messrs. Greenberg and Gordon $3,500 as a matching contribution made by the Company to the 401(k) Savings Plan for 1996 and 1995, and $816 for 1996 and $528 for 1995 for Mr. Greenberg, and $919 for 1995 and 1996 for Mr. Gordon for Group Term Life Insurance paid by the Company.

(15)   Excludes  $135,000  for 1997 and 1996 and  $75,000  for 1995  paid to Mr.
       Gordon for which the Company was reimbursed by Interferon in consideration of the Company's permitting Mr. Gordon's to devote a portion of his working hours to Interferon.

(16)   Salary paid to Mr. McAuliffe for services rendered solely to GPC.

(17)   Bonus paid to Mr. McAuliffe for services rendered solely to GPC.

(18) Consists of $100,650 in cash and Common Stock in connection with the Merger; $4,940 which is the dollar value of GPC's contribution under GPC's Profit Investment Plan, a defined contribution plan, and $330 for Group Term Life Insurance paid by GPC.

(19) Includes $3,957, which is the dollar value of GPC's contribution under the Company's Profit Investment Plan, and $330 for Group Term Life Insurance paid by GPC.

    The following table and notes contain information concerning the grant of non-qualified stock options in 1997 to the named executive officers.


                       OPTION GRANTS AT DECEMBER 31, 1997


                                                                                                             Potential Realizable
                                                                                                               Value at Assumed
                                                                                                                Annual Rates of
                                          % of Total                                                              Stock Price
                          Options       Options Granted     Exercise or                                        Appreciation for
                          Granted       to Employees at     Base Price         Market         Expiration        Option Term(5)
Name                        (#)        December 31, 1997      ($/Sh)          Value($)           Date          5%($)    10%($)
----                        ---        -----------------      ------          --------           ----          -----    ------


Jerome I. Feldman
  Common Stock       100,000(1)                 6              7.75              7.75           07/01/02     214,118    473,145
  Common Stock        25,000(2)                 2              9.98             11.75          12/15/02       68,932    152,322

Martin M. Pollak
  Common Stock       100,000(1)                 6              7.75              7.75           07/01/02     214,118    473,145
  Common Stock        25,000(2)                 2              9.98             11.75           12/15/02      68,932    152,322

Scott N. Greenberg
  Common Stock        75,000(1)                 5              7.75              7.75           07/01/02     160,589    354,859
  Common Stock         1,250(3)                 -              8.75              8.75           07/10/00       1,724      3,620
  Common Stock         5,625(2)                 -             11.15             13.125          11/24/02      17,328     38,298
   Common Stock        5,250(2)                 -              9.98             11.75           12/15/02      14,476     31,988

Lawrence M. Gordon
  Common Stock        50,000(1)                 3              7.75              7.75           07/01/02     107,059    236,573
   Common Stock        1,525(2)                 -              9.98             11.75           12/15/02       4,205      9,293

John C. McAuliffe
  Common Stock        10,000(1)                 1              7.31              7.31           06/04/02      20,204     44,647
  Common Stock        50,000(4)                 3              7.75              7.75           07/01/07     243,697    617,575


(1) The options were granted pursuant to the terms of the Company's 1973 Non-Qualified Stock Option Plan (the "Plan"). The options are exercisable cumulatively at the rate of 20% per annum for a period of five years from the date of grant.

(2) The options were granted pursuant to the terms of the Plan. The options are exercisable immediately for a period of five years from the date of grant.

(3) The options were granted pursuant to the terms of the Plan. The options are exercisable immediately for a period of three years from the date of grant.

(4) The options were granted pursuant to the terms of the Plan. The options are exercisable cumulatively at the rate of 10% per annum for a period of ten years from the date of grant.

(5) Represents gain that would be realized assuming the options were held for the entire three, five and ten year terms, and the stock price increased at compounded rates of 5% and 10% from a base price of $8.75 (three years), $7.75, $9.98, and $7.31 (five years) and $7.75 (ten years) per share. The potential realizable values per option or per share under such 5% and 10% rates of stock appreciation would be: for the three year option, $1.38 and $2.90 from a base price of $8.75; for the five year options, $2.14, $4.73, $2.76, $6.09, $2.02 and $4.46, from a base price of $7.75, $9.98 and $7.31, respectively; and for the ten year option, $4.87 and $12.35 from a base price of $7.75. These amounts represent assumed rates of appreciation only. Actual gain, if any, on stock exercise and Common Stock holdings will be dependent on overall market conditions and on the future performance of the Company and its Common Stock. There can be no assurance that the amounts reflected in this table will be achieved.

    The following table and notes set forth information for the named executive officers regarding unexercised options held at the end of 1997. No options were exercised by the named executive officers in 1997.

                   AGGREGATED DECEMBER 31, 1997 OPTION VALUES

                                Exercisable/Unexercisable                 Value of Unexercised
                                         Options                         In-the-Money Options at
                                 at December 31, 1997(#)                  December 31, 1997($)
Name                            Exercisable/Unexercisable             Exercisable/Unexercisable(2)
----                            -------------------------             ----------------------------
Jerome I. Feldman           689,567(1)      130,100(1)                3,646,028         749,769
Martin M. Pollak            692,067(1)      130,100(1)                3,685,991         749,769
Scott N. Greenberg          110,825(1)       85,050(1)                  578,118         497,384
Lawrence M. Gordon           46,025          40,000                     256,897         245,000
John C McAuliffe             13,000          57,000                      76,750         350,125


----------
(1) Includes 356,150 exercisable and 50,100 unexercisable Class B Options for each of Messrs. Feldman and Pollak and 49,950 exercisable and 25,050 unexercisable Class B Options for Mr. Greenberg, which options are convertible into shares of Common Stock on a share for share basis.

(2) Calculated based on $13.875, which was the closing price of the Common Stock as reported by the American Stock Exchange on December 31, 1997.

    The following table and notes set forth information for the named executive officers regarding the exercise of stock options pursuant to the GTS Duratek, Inc. Stock Option Plan of the Company during 1997 and unexercised options held at the end of 1997.


                AGGREGATED OPTION EXERCISES AT DECEMBER 31, 1997
                           AND YEAR-END OPTION VALUES


                             Shares                            Exercisable/Unexercisable              Value of Unexercised
                            Acquired             Value                Options at                     In-the-Money Options at
                           on Exercise         Realized          December 31, 1997(#)                 December 31, 1997 ($)
Name                           (#)                ($)          Exercisable/Unexercisable          Exercisable/Unexercisable(1)
----                           ---                ---          -------------------------          ----------------------------
Jerome I. Feldman            10,000            111,000          115,000         -                 1,341,500          -
Martin M. Pollak             25,000            247,500          100,000         -                 1,167,500          -
Scott N. Greenberg           22,000            275,454            3,000         -                    34,800          -
Lawrence M. Gordon           18,200            204,295            6,800         -                    78,880          -
John C McAuliffe              -                  -                -             -                      -             -


(1) Calculated based on the closing price of the Common Stock , as reported by Nasdaq National Market on December 31, 1997, which was $13.50.

Compensation Committee Report on Executive Compensation

    The Compensation Committee is responsible for administering the compensation program for the executive officers of the Company. The Compensation Committee is currently comprised of Jerome I. Feldman, Martin M. Pollak, Herbert R. Silverman and Gordon Smale.

    The Compensation Committee's executive compensation policies are designed to offer competitive compensation opportunities for all executives which are based on personal performance, individual initiative and achievement, as well as assisting the Company in attracting and retaining qualified executives.

    The Compensation Committee also endorses the position that stock ownership by management and stock-based compensation arrangements are beneficial in aligning management's and shareholders' interests in the enhancement of shareholder value and recommends the grant of stock options to executive officers whose performance has a significant effect on the success of the Company.

    Compensation paid to the Company's executive officers generally consists of the following elements: base salary, annual bonus and long-term compensation in the form of stock options and the 401(k) Savings Plan. The compensation for Mr. Pollak is determined on the same basis as that of Mr. Feldman, the President and Chief Executive Officer. The compensation for the other executive officers of the Company is determined by a consideration of each officer's initiative and contribution to overall corporate performance and the officer's managerial abilities and performance in any special projects that the officer may have undertaken. Competitive base salaries that reflect the individual's level of responsibility are important elements of the Company's executive compensation philosophy. Subjective considerations of individual performance are considered by the Board in establishing annual bonuses and other incentive compensation.

    The Company has certain broad-based employee benefit plans in which all employees, including the named executives are permitted to participate on the same terms and conditions relating to eligibility and subject to the same limitations on amounts that may be contributed. In 1997, the Company also made matching contributions to the 401(k) Savings Plan for those participants.

Mr. Feldman's 1997 Compensation

    Mr. Feldman's compensation is determined principally by the terms of his employment agreement, as defined below. As of May 19, 1995, the Company entered into an employment agreement (the "Agreement") with Mr. Feldman which provided that Mr. Feldman serve as President and Chief Executive Officer of the Company for the period through May 18, 1998 (the "Employment Period"). On November 19, 1996, the Compensation Committee of the Board of Directors approved an amendment to the Agreement which extended the Employment Period from May 18, 1998 to May 31, 1999. The Agreement provides Mr. Feldman with an annual base salary of $325,000 for the first twelve months of the Employment Period, subject to such increases as may be deemed appropriate by the Board of Directors. The employment agreement was negotiated with an independent committee of the Board of Directors of the Company.

         In  reviewing  Mr.  Feldman's   performance  in  1997  and  determining
appropriate compensation, the Committee took the following major accomplishments into consideration:

         oThe  successful  completion  of the merger of the Company with General
          Physics Corporation pursuant to which General Physics Corporation became a wholly-owned subsidiary of the Company (the "Merger").

         oThe strengthening of the Company's financial position.


         Mr. Feldman led the Company's efforts with respect to the successful completion of the Merger which represented a significant step in the Company's transformation into an operating Company focusing on providing training, technical and educational services through its core operating subsidiary, General Physics Corporation. In addition, Mr. Feldman and management have focused their efforts on attempting to increase sales and profitability within the commercial training group of General Physics Corporation through internal growth and acquisitions, both domestically and internationally. Revenues within the higher margin commercial client group increased over 30%. Mr. Feldman is working with management of the Company and General Physics to strengthen this business through acquisitions, specifically in the areas of information technology, in additional market sectors and in the international arena.

         Mr. Feldman is also leading the Company's efforts in monetizing non-strategic assets and investments and improving shareholder value. In 1997, he completed the sale for the Company of over 225,000 shares of GTS Duratek's common stock in the open market.

         The Compensation Committee considered Mr. Feldman's integral role in the Merger, as well as his contribution to the Company's significant financial progress in recent years. The Company's transformation from a holding company to an operating company contributed to the Company's acceptance for listing on the New York Stock Exchange in March 1998.

Jerome I. Feldman   Martin M. Pollak     Herbert R. Silverman     Gordon Smale

Employment Contracts and Termination of Employment and Change in Control Arrangements

    Agreements with Messrs. Feldman and Pollak. As of May 19, 1995, the Company entered into a three year agreement (the "Agreement") with its President and Chief Executive Officer, Jerome I. Feldman, and with its Executive Vice
President and Treasurer, Martin M. Pollak (the "Employees"). On November 19, 1996, the Company amended the Agreement with the Employees, which amendment extended the term of the Employment Period from May 18, 1998 to May 31, 1999 (the "Amendment").

    Pursuant to the Agreement, Mr. Feldman serves as President and Chief Executive Officer of the Company and Mr. Pollak serves as Executive Vice President and Treasurer of the Company for the period through May 31, 1999. The Agreement provides for each Employee to receive annual compensation (a minimum base salary) of $325,000 for the first year of the Agreement, $350,000 for the second year of the Agreement and $375,000 for the third year of the Agreement (subject to increase by the Board of Directors). Under the terms of the Agreement, each of the Employees received options to purchase 62,500 shares of Common Stock and 62,500 shares of Class B Stock. Under the terms of the Amendment, each of the Employees received options to purchase 150,000 shares of Class B Stock. The Agreement provides for the termination of employment upon the Employee's death, physical or mental disability or retirement. In addition, the Company may terminate the Employee's employment "for cause" (including a failure to perform required duties or the engaging in gross misconduct) and each Employee may voluntarily terminate his employment for "Good Reason", which occurs if the Employee determines in good faith that due to a change in control of the Company he is not able to effectively discharge his duties. "Change in control" is defined to include (1) any "person" (other than the Employees or certain persons who may acquire securities of the Company from an Employee) acquiring the beneficial ownership of more than 30% of the Company's outstanding securities or (2) certain changes in the composition of the Board of Directors of the Company.

    Upon termination by the Company "for cause", all obligations of the Company under the Agreement terminate. Upon termination by the Company other than "for cause", disability, or retirement, or by the Employee for "Good Reason", such Employee is entitled to receive as severance pay an amount equal to his full base salary at the rate then in effect, multiplied by the greater of (1) the number of years (including fractions thereof) remaining in the term of the employment, or (2) the number three. In addition, the Employee would receive an amount in cash equal to the aggregate spread between the exercise prices of all options held by the Employee under the Company's 1973 Non-Qualified Stock Option Plan and the higher of (x) the market value of the Common Stock, and (y) the highest price paid in connection with any change in control of the Company. Subject to certain conditions, the Company would also maintain for two years (or until the Employee's commencement of full-time employment with a new employer) certain insurance, health and disability plans in effect, or arrange for substantially similar benefits. The Agreements also contain non-competition and confidentiality provisions.

Certain Transactions

         For the year ended December 31, l997, Michael Feldman received salary and bonus from GPC of approximately $121,000 as Director of International
Business Development. Michael Feldman devotes a substantial portion of his working hours to GPC and is the son of Jerome I. Feldman.

         Jerome I. Feldman, the President and Chief Executive Officer and a director of the Company, had loans outstanding to the Company aggregating approximately $376,000 (including accrued interest thereon) for the period January 1, 1997 through April 30, 1998. Approximately $43,000 in principal amount of such loan accrues interest at the rate of 6% per annum and the balance of such loan does not accrue interest. As of April 30, 1998, approximately $326,000 of such loan was outstanding.

                                PERFORMANCE GRAPH


         For 1997, the Company selected the New York Stock Exchange Computer and Data Processing Index as the appropriate line of business index instead of the Dow Jones Biotech Index. This change is reflective of the Company's strategy of focusing on training services through its core operating subsidiary, General Physics Corporation , which provides performance improvement services to Fortune 500 companies, manufacturing and process industries, electric power utilities, and other commercial and governmental clients. On March 27, 1998, the Company's Common Stock commenced trading on the New York Stock Exchange.

         The following table compares the performance of the Company for the periods indicated with the performance of the AMEX Market Value Index, the New York Stock Exchange Computer and Data Processing Index and the Dow Jones Industry Group BTC -Biotechnology. Total Return Indices reflect reinvested dividends and are weighted on a market capitalization basis at the time of each reported data point. Assumes $100 invested on December 31, 1992 in the Company's Common Stock, AMEX Market Value Index, New York Stock Exchange Computer and Data Processing Index and the Dow Jones Industry Group BTC - Biotechnology. Values are as of December 31 of specified year assuming that dividends are reinvested.

                  Comparison of 5-Year Cumulative Total Return

                                                       NYSE
                                                     COMPUTER
MEASUREMENT PERIOD                                    & DATA         DOW JONES
(FISCAL YEAR COVERED)  GP STRATEGIES   AMEX MARKET   PROCESSING       BIOTECH

       1992             100.00           100.00        100.0           100.00
       1993             153.49           119.52        114.9            93.78
       1994              67.44           108.69        139.0            83.29
       1995              79.65           137.33        182.9           143.87
       1996              71.51           146.11        225.6           148.59
       1997             129.07           171.49        332.3           160.08



Compliance with Section 16(a) of the Exchange Act.

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

         Based sole on its review of copies of such forms received by it and written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during the period January 1, 1997 to March 31, 1998, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, except that Bernard M. Kauderer, Sheldon L. Glashow, John C. McAuliffe and Gordon Smale filed untimely reports on Form 3.


                              STOCKHOLDER PROPOSALS


         Stockholders may present proposals for inclusion in the Company's 1999 proxy statement provided they are received by the Company no later than January 13, 1999, and are otherwise in compliance with applicable Securities and Exchange Commission regulations.


                         INDEPENDENT PUBLIC ACCOUNTANTS


         The Audit Committee has recommended, and the Board of Directors has selected, the firm of KPMG Peat Marwick LLP to serve as independent auditors for the Company for the year ending December 31, 1998. KPMG Peat Marwick LLP has audited the Company's books since 1970. The Board considers KPMG Peat Marwick LLP to be well qualified for the function of serving as the Company's auditors.

         A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if so desires and is expected to be available to respond to appropriate questions from stockholders.

                                     GENERAL


         So far as is now known, there is no business other than that described above to be presented for action by the stockholders at the meeting, but it is intended that the proxies will be voted upon any other matters and proposals that may legally come before the meeting and any adjournments thereof in accordance with the discretion of the persons named therein.

                              COST OF SOLICITATION

         The cost of solicitation of proxies will be borne by the Company. It is expected that the solicitations will be made primarily by mail, but employees or representatives of the Company may also solicit proxies by telephone or telegraph and in person, and arrange for brokerage houses and other custodians, nominees and fiduciaries to send proxy material to their principals at the expense of the Company.


                                                              Lydia M. DeSantis
                                                                      Secretary

                            GP STRATEGIES CORPORATION


COMMON STOCK               Annual Meeting of Stockholders                  PROXY

                            To Be Held June 10, 1998

           This proxy is solicited on behalf of the Board of Directors

Revoking any such prior appointment, the undersigned, a stockholder of GP Strategies Corporation hereby appoints Jerome I. Feldman and Martin M. Pollak, and each of them, attorneys and agents of the undersigned, with full power of substitution, to vote all shares of the Common Stock of the undersigned in said Company at the Annual Meeting of Stockholders of said Company to be held in the Whitney Room of the Hotel Inter-Continental New York, 111 East 48th Street, New York, New York on June 10, 1998, at 2:45 p.m. Local Time and at any adjournments thereof, as fully and effectually as the undersigned could do if personally present and voting, hereby approving, ratifying and confirming all that said attorneys and agents or their substitutes may lawfully do in place of the undersigned as indicated below.

This proxy when properly executed will be voted as directed. If no direction is indicated, this proxy will be voted for proposal (1).

1. Election of Directors: Jerome I. Feldman, Martin M. Pollak, Scott N. Greenberg, Sheldon L, Glashow, Roald Hoffmann, Bernard M. Kauderer, John C. McAuliffe, Ogden R. Reid, Gordon Smale and Herbert R. Silverman. For Withhold For All Except

    (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below)

               -------------------------------------

2. Upon any other matters which may properly come before the meeting or any adjournments thereof.

         Please sign exactly as name appears below.

                                                   Dated                , 1998
                                                   Signature
                                                   Signature if held jointly


    Please mark,sign, date and return the proxy card promptly using the enclosed envelope. When shares are held by joint tenants both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If signer is a corporation, please sign in full corporate name by President or other authorized officer. If a partnership please sign in partnership name by authorized person.